Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2021, except for Note 2, and the correspondingly impacted portions of Notes 3, 4, 5, 6, 7, 8, 9, 13, 14, 15, 22 and 24, and the corresponding impacted financial statement schedules I, II, III, and V, as to which the date is July 14, 2021, with respect to the consolidated financial statements and financial statement schedules I to V of Jackson Financial Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

January 27, 2022